UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Stratus Properties Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of Stockholders

November 5, 2009

September 28, 2009

Date:	Thursday, November 5, 2009

Time:	9:30 a.m., Central Standard Time

Place:	Four Seasons Hotel Austin 98 San Jacinto Boulevard Austin, Texas 78701

Purpose:	• To elect two directors; and
• To transact such other business as may properly come before the meeting.

Record Date:	Close of business on September 11, 2009

Your vote is important. Whether or not you plan to attend the meeting, please promptly submit your vote online or complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation is appreciated.

By Order of the Board of Directors.

Kenneth N. Jones
General Counsel & Secretary

Information about Attending the Annual Meeting
Compensation Committee Interlocks and Insider Participation
Director Compensation
Election of Directors
Stock Ownership of Directors and Executive Officers
Section 16(a) Beneficial Ownership Reporting Compliance
Stock Ownership of Certain Beneficial Owners
Executive Officer Compensation
Corporate Personnel Committee Report On Executive Compensation
Executive Compensation Tables
Potential Payments upon Termination or Change in Control
Certain Transactions
Audit Committee Report
Independent Auditor
Selection of Our Independent Auditor

Information about Attending the Annual Meeting

Only stockholders of record on the record date are entitled to notice of and to vote at the annual meeting. If you plan to attend the meeting in person, please bring the following:

1. Proper identification.

2. Acceptable Proof of Ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is a letter from your broker stating that you beneficially owned Stratus Properties Inc. stock on the record date or an account statement showing that you beneficially owned Stratus Properties Inc. stock on the record date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 5, 2009.

This proxy statement and the 2008 annual report are available at
www.proxymaterial.com/strs.

Stratus Properties Inc.
98 San Jacinto Boulevard, Suite 220
Austin, Texas 78701

The 2008 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about September 28, 2009.

Questions and Answers about the Proxy Materials, Annual Meeting and Voting

Why am I receiving these proxy materials?

Our board of directors is soliciting your proxy to vote at our 2009 annual meeting of stockholders because you owned shares of our common stock at the close of business on September 11, 2009, the record date for the annual meeting, which entitles you to vote at the meeting. The proxy materials are being mailed to stockholders beginning on September 28, 2009. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares.

When and where will the annual meeting be held?

The annual meeting will be held at 9:30 a.m. Central Time on Thursday, November 5, 2009, at our corporate headquarters located at Four Seasons Hotel Austin, 98 San Jacinto Boulevard, Austin, Texas 78701.

Who is soliciting my proxy?

Our board of directors is soliciting your proxy to vote on all matters scheduled to come before the 2009 annual meeting of stockholders, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, or by casting your vote via the internet, you are authorizing the proxy holders to vote your shares at our annual meeting as you have instructed.

On what will I be voting? How does the board of directors recommend that I cast my vote?

At the annual meeting, our stockholders will be asked to elect our director nominees and consider any other matter that properly comes before the meeting.

The board of directors unanimously recommends that you vote:

•	FOR all of the director nominees.

We do not expect any matters to be presented for action at the meeting other than the item described in this proxy statement. By signing and returning the enclosed proxy, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, and they intend to vote on any such other matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on September 11, 2009, the record date.

How many votes can be cast by all stockholders?

As of the record date, we had 7,435,133 shares of common stock outstanding, each of which is entitled to one vote.

How many shares must be present to hold the annual meeting?

Our by-laws provide that a majority of our outstanding shares of common stock entitled to vote, whether in person or represented by proxy, constitutes a quorum necessary to convene a meeting of our stockholders.

The inspector of election will determine whether a quorum exists. Shares of our common stock present at the annual meeting that abstain from voting, that are the subject of broker non-votes, or for which voting authority is withheld will be counted as present for purposes of determining the existence of a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with BNY Mellon Shareowner Services, our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” The proxy materials have been mailed to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been mailed to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or internet.

If my shares are held in street name, what happens if I do not vote? How are broker non-votes counted?

If you hold shares in street name and you do not provide voting instructions to your broker, bank or nominee, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote. In that case, your shares will be considered present at the annual meeting for purposes of determining the existence of a quorum, but will not be considered for purposes of calculating the vote with respect to such proposal.

Brokers holding shares of record for customers do not have discretion to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify the company on the proxy card that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes.” Broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

What vote is required to approve each item?

Directors are elected by a plurality of shares voted. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of our common stock present in person or by proxy and entitled to vote on such matters, except as otherwise provided by statute, our certificate of incorporation or our by-laws. Abstentions as to all such matters to come before the annual meeting will be counted as votes against those matters.

How do I vote?

If your shares are registered in your name (and not held through a broker, bank or other institution), there are two ways to vote: by internet or by mail. Your vote authorizes William H. Armstrong III and Kenneth N. Jones, or either of them, as proxies, each with the power to appoint his substitute, to represent and vote your shares as you directed.

•	Vote by Internet — http://www.ivselection.com/stratus09

•	Use the internet to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on November 4, 2009.

•	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

•	Vote by Mail

•	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Only the latest dated proxy received from you, whether by internet or mail, will be voted at the annual meeting. If you vote by internet, please do not mail your proxy card.

If your shares are held in street name (through a broker, bank or other institution), you may receive a separate voting instruction form, or you may need to contact your broker, bank or other institution to determine whether you will be able to vote electronically using the internet or the telephone.

Can I change my vote?

Yes. Your proxy can be revoked or changed at any time before it is voted by notice in writing to our Secretary, by our timely receipt of another proxy with a later date or by voting in person at the annual meeting.

What if I don’t vote for a proposal?

If you properly execute and return a proxy or voting instruction card, your stock will be voted as you specify. If your shares are registered in your name (and not held through a broker, bank or other institution) and you make no specifications on your proxy card, your shares will be voted in accordance with the recommendations of our board of directors, as provided above. If your shares are held in street name (through a broker, bank or other institution), and you do not give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares in the manner they choose with respect to the election of directors.

Who pays for soliciting proxies?

We pay all expenses of soliciting proxies for the annual meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, New York, to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson’s services will be $6,500 plus its reasonable out-of-pocket expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, e-mail, personal interview or other means.

Could other matters be considered and voted upon at the annual meeting?

Our board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holder will vote the proxies in his or her discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to: Secretary, Stratus Properties Inc., 98 San Jacinto Boulevard, Suite 220, Austin, Texas 78701 by May 31, 2010.

If you want to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by July 8, 2010, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary, or access our by-laws on our web site at www.stratusproperties.com under Investor Relations — Corporate Governance Documents. Failure to comply with our by-law procedures and deadlines may preclude the presentation of your proposal at the next meeting.

Corporate Governance

Board Structure and Committee Composition

Our board consists of four members and has primary responsibility for directing the management of our business and affairs. Our board held four regular meetings and two special meetings during 2008. Non-employee directors meet in executive session at the end of each board meeting. The chair of executive session meetings rotates between the chairpersons of the two standing committees (discussed below), except as the non-employee directors may otherwise determine for a specific meeting.

To provide for effective direction and management of our business, our board has established an audit committee and a corporate personnel committee. Each committee operates under a written charter adopted by the board, both of which are available on our web site at www.stratusproperties.com under Investor Relations — Corporate Governance Documents and are available in print upon request. Our board does not have a nominating committee. The entire four-person board, three members of which are independent as discussed below, acts as our nominating committee. During 2008, each of our directors attended at least 75% of the aggregate number of board and applicable committee meetings. Directors are also invited to attend annual meetings of our stockholders. Messrs. Armstrong, Garrison and Leslie attended the last annual meeting of stockholders.

Audit		Meetings
Committee Members	Functions of the Committee	in 2008

Michael D. Madden, Chairman	• please refer to the audit committee report	5
Bruce G. Garrison
James C. Leslie

Corporate Personnel		Meetings
Committee Members	Functions of the Committee	in 2008

James C. Leslie, Chairman	• determines the compensation of our executive officers	2
Michael D. Madden	• administers our incentive and stock-based compensation plans
• please also refer to the corporate personnel committee procedures

Corporate Personnel Committee Procedures

The corporate personnel committee has the sole authority to set annual compensation amounts and annual incentive plan criteria for executive officers, evaluate the performance of the executive officers, and make awards to executive officers under our stock incentive plans. The committee also reviews, approves and recommends to our board of directors any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers, as well as any proposed contract under which compensation is awarded to an executive officer. The committee annually recommends to the board the slate of officers for the company and periodically reviews the functions of our executive officers and makes recommendations to the board concerning those functions. The committee also periodically evaluates the performance of our executive officers.

To the extent stock options or other equity awards are granted in a given year, the committee’s historical practice has been to grant such awards at either its last meeting of a fiscal year (usually held in December), or its first meeting of the following year (usually held in January or February). Generally, the board establishes a meeting schedule for itself and its committees for the next calendar year several months in advance. The committee has a written policy stating that it will approve all regular annual equity awards at one of its meetings in December or during the first quarter of the following year, and that to the extent the committee approves any out-of-cycle stock option awards at other times during the year, such stock option awards will be made during an open window period during which our executive officers and directors are permitted to trade. The committee has not awarded stock options to our executive officers since 2004.

The terms of our stock incentive plans permit the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934. Our current equity grant policy provides that the chairman of the board has authority to make or modify grants to such employees, subject to the following conditions:

•	no grant may be related to more than 3,000 shares of common stock;

•	such grants must be made during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval;

•	the exercise price of any options granted may not be less than the fair market value of our common stock on the grant date; and

•	the officer must report any such grants to the committee at its next meeting.

Please refer to the “Compensation Discussion and Analysis” for more information.

Board and Committee Independence

On the basis of information solicited from each director, the board has determined that each of Messrs. Garrison, Leslie and Madden has no material relationship with the company and is independent as defined in the listing standards of the Nasdaq Stock Market, LLC (Nasdaq) director independence standards, as currently in effect. In making this determination, the board, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the board and the company’s legal counsel considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The board determined that three of the four directors are independent.

Consideration of Director Nominees

In evaluating nominees for membership on the board, the board takes into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a publicly-traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. The board evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas. A majority of the independent directors then serving on the board must approve any nominee to be recommended by the board to the stockholders.

The board regularly assesses whether it is the appropriate size, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the independent directors consider various potential candidates for director, who may come to their attention through professional search firms, stockholders or other persons. Each candidate brought to the attention of the board, regardless of who recommended such candidate, is considered on the basis of the criteria set forth above.

As stated above, the board will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates for consideration by the board by submitting the names and supporting information to: Secretary, Stratus Properties Inc., 98 San Jacinto Boulevard, Suite 220, Austin, Texas 78701. Supporting information should include (a) the name and address of each of the candidate and proposing stockholder; (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director, taking into account the criteria identified above; (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder; and (d) a letter signed by the candidate stating his or her willingness to serve.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual stockholder meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive offices no later than July 8, 2010. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2010 annual meeting or 10 days following the public announcement of the date of the 2010 annual meeting. Any stockholder submitting a nomination under our by-laws must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Secretary, Stratus Properties Inc., 98 San Jacinto Boulevard, Suite 220, Austin, Texas 78701.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of our board or the non-employee directors as a group by writing to the director or directors at the following address: Stratus Properties Inc., c/o 98 San Jacinto Boulevard, Suite 220, Austin, Texas 78701. The company will forward the communication to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation

The current members of our corporate personnel committee are Messrs. Leslie and Madden. In 2008, none of our executive officers served as a director or member of the compensation committee of another entity where an executive officer served as our director or on our corporate personnel committee.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, we consider the significant amount of time directors expend in fulfilling their duties to the company, as well as the skill-level required by the company to be an effective member of the board.

Cash Compensation

Each non-employee director receives an annual fee consisting of (a) $12,500 for serving on the board, (b) $1,000 for serving on each committee, (c) $4,000 for serving as chairperson of the audit committee, and (d) $2,000 for serving as chairperson of any other committee. Each director also receives $1,000 for attendance at each board and committee meeting and $500 for participation in each board or committee meeting by telephone conference, as well as reimbursement for reasonable out-of-pocket expenses incurred in attending our board and committee meetings. Mr. Armstrong’s compensation, which includes the attendance fees he received as a director, is reflected in the Summary Compensation Table in the section titled “Executive Officer Compensation.”

Equity-Based Compensation

Non-employee directors also receive equity compensation under the 1996 Stock Option Plan for Non-Employee Directors (the 1996 Plan), which was approved by our stockholders. Pursuant to the plan, on September 1st of each year, each non-employee director receives a grant of options to acquire 2,500 shares of our common stock. The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. Accordingly, on September 1, 2008, each non-employee director was granted an option to purchase 2,500 shares of our common stock at an exercise price of $29.03, and on September 1, 2009, each non-employee director was granted an option to purchase 2,500 shares of our common stock at an exercise price of $6.23.

2008 Director Compensation

The table below summarizes the total compensation paid to or earned by our non-employee directors during 2008. The amounts included in the “Option Awards” column reflect the expenses recorded by the company, and do not necessarily equate to the income that will ultimately be realized by the director for these option awards.

2008 Director Compensation

	Fees Earned
	or Paid in	Option
Name of Director	Cash	Awards(1)	Total

Bruce G. Garrison	$22,000	$42,953	$64,953
James C. Leslie	26,500	42,953	69,453
Michael D. Madden	25,000	42,953	67,953

(1)	Amounts reflect the compensation cost recognized for stock option awards. For additional information relating to the assumptions made by us in valuing the stock options granted to our non-employee directors in fiscal years 2004 through 2008, refer to Notes 1 and 8 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 and Notes 1 and 6 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006. In accordance with the 1996 Plan, on September 1, 2008, each non-employee director was granted an option to purchase 2,500 shares of our common stock with a grant date fair value of $15.49 per option. As of December 31, 2008, each director had the following number of options outstanding: Mr. Garrison, 8,125; Mr. Leslie 15,000; Mr. Madden, 25,000.

Election of Directors

Our board of directors has fixed the number of directors at four. The table below shows the members of the different classes of our board and the expiration of their terms.

Class	Expiration of Term	Class Member

Class I	2011 Annual Meeting of Stockholders	Michael D. Madden
Class II	2009 Annual Meeting of Stockholders	Bruce G. Garrison James C. Leslie
Class III	2010 Annual Meeting of Stockholders	William H. Armstrong III

Our board has nominated the Class II directors named above for an additional three-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the election of the Class II directors, unless otherwise directed. If, contrary to our present expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

Information About Nominees and Other Directors

This table provides certain information as of September 11, 2009, with respect to the director nominees and each other director whose term will continue after the meeting. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

			Year First
		Principal Occupations, Other Directorships	Elected a
Name of Nominee or Director	Age	and Positions with the Company	Director

William H. Armstrong III	45	Chairman of the Board, Chief Executive Officer and President.	1998
Bruce G. Garrison	64	Director — REITs, Salient Trust Company (formerly Pinnacle Trust Company) since 2003, and Vice President from 2000 to 2003.	2002
James C. Leslie	53	Private investor. Chairman of the Board of Ascendant Solutions, Inc. Director, President and Chief Operating Officer of The Staubach Company, a commercial real estate services firm, from 1996 until 2001.	1996
Michael D. Madden	60	Managing Partner of BlackEagle Partners LLC (formerly Centurion Capital Partners LLC) since April 2005. Partner of Questor Management Co., merchant bankers, from March 1999 to April 2005. Chairman of the Board of Hanover Capital L.L.C., investment bankers, since 1995.	1992

Stock Ownership of Directors and Executive Officers

Unless otherwise indicated, (a) this table shows the amount of our common stock each of our directors and named executive officers beneficially owned as of September 11, 2009, and (b) all shares shown are held with sole voting and investment power.

		Number of	Total Number
	Number of Shares	Shares Subject	of Shares
	Not Subject to	to Exercisable	Beneficially	Percent of
Name of Beneficial Owner	Options	Options(1)	Owned	Class

William H. Armstrong III(2)	315,011	17,500	332,511	4.2%
John E. Baker(3)	8,624	6,250	14,874	*
Bruce G. Garrison	20,000	4,375	24,375	*
James C. Leslie	40,500	11,250	51,750	*
Michael D. Madden	1,000	18,750	19,750	*
All directors and executive officers as a group (6 persons)(4)	376,811	51,875	428,686	5.0%

*	Ownership is less than 1%

(1)	Number of shares subject to exercisable options reflects our common stock that could be acquired within sixty days of the record date upon the exercise of options granted pursuant to our stock incentive plans.

(2)	Includes 3,250 shares held in his individual retirement account. Does not include 69,500 restricted stock units.

(3)	Does not include 17,250 restricted stock units. As announced by the Company in June 2009, Mr. Baker retired as Senior Vice President and Chief Financial Officer. Accordingly, the number of shares owned by Mr. Baker is not included in the aggregate amount for all directors and executive officers as a group.

(4)	Includes Erin D. Pickens, who was appointed Senior Vice President and Chief Financial Officer to replace Mr. Baker. Mr. Baker is not included in this aggregate amount as noted above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Based solely upon our review of the Forms 3, 4 and 5 filed during 2008, and written representations from certain reporting persons that no Forms 5 were required, we believe that all required reports were timely filed.

Stock Ownership of Certain Beneficial Owners

This table shows the beneficial owners of more than 5% of our outstanding common stock based on filings with the SEC. Unless otherwise indicated, all information is presented as of December 31, 2008, and all shares beneficially owned are held with sole voting and investment power.

	Total Number of
	Shares Beneficially	Percent of
Name and Address of Beneficial Owner	Owned	Outstanding Shares

Carl E. Berg(1)	1,405,000	18.8%
10050 Bandley Drive Cupertino, California 95014
Dimensional Fund Advisors LP(2)	527,733	7.1%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746
High Rise Capital Advisors, L.L.C.(3)	472,765	6.3%
535 Madison Avenue, 27th Floor New York, New York 10022
Ingalls & Snyder LLC (4)
Robert L. Gipson	1,267,050	17.0%
61 Broadway New York, New York 10006

(1)	Based on an amended Schedule 13G filed with the SEC on February 13, 2002.

(2)	Based on an amended Schedule 13G filed with the SEC on February 9, 2009. Dimensional Fund Advisors LP has sole voting power over 525,033 shares and sole investment power over 527,733 shares.

(3)	Based on an amended Schedule 13G filed jointly by High Rise Capital Advisors, L.L.C., Bridge Realty Advisors, LLC, and others with the SEC on February 13, 2009. Cedar Bridge Realty Fund, L.P. (“CBR”) is a Delaware limited partnership, and Cedar Bridge Institutional Fund, L.P. (“CBI”) is also a Delaware limited partnership (CBR and CBI collectively, the “Partnerships”). Bridge Realty Advisors, LLC (“Bridge Realty”) serves as the sole general partner to the Partnerships. As the sole general partner of each of the Partnerships, Bridge Realty has the power to vote and dispose of the shares of the Partnerships and, accordingly, may be deemed the “beneficial owner” of such shares. High Rise Capital Advisors, L.L.C. (“High Rise Capital”) serves as the sole managing member of Bridge Realty. David O’Connor (“Mr. O’Connor”) serves as senior managing member of High Rise Capital, and Charles Fitzgerald (“Mr. Fitzgerald”) serves as managing member of High Rise Capital. According to the amended Schedule 13G, (a) CBR beneficially owns 250,307 shares, (b) CBI beneficially owns 222,458 shares, (c) Bridge Realty beneficially owns 472,765 shares, (d) High Rise Capital beneficially owns 472,765 shares, (e) Mr. O’Connor beneficially owns 472,765 shares, and (f) Mr. Fitzgerald beneficially owns 472,765 shares, over which all the parties share voting and investment power. In the aggregate, the parties share voting and investment power over 472,765 shares.

(4)	Based on an amended Schedule 13G filed with the SEC on January 28, 2009, Ingalls & Snyder has no voting power but shares investment power over all shares beneficially owned.

Executive Officer Compensation

Compensation Discussion and Analysis

Objectives of our Compensation Program

Our executive compensation program is administered by the corporate personnel committee, which determines the compensation of our executive officers and administers our annual performance incentive and stock incentive plans. The objectives of our executive compensation program are to:

•	emphasize performance-based compensation that balances rewards for short-term and long-term results,

•	tie compensation to the interests of the company’s stockholders, and

•	provide a level of total compensation that will enable the company to attract and retain talented executive officers.

Compensation is intended to reward achievement of business performance goals and to recognize individual initiative and leadership.

Compensation Philosophy

The design of our current compensation program remains a product of a comprehensive analysis performed in 2005. Until January 2009, the committee had not formally evaluated peer companies, and does not refer to benchmarks in order to set executive compensation levels or structures. We believe we are aware of and understand the compensation practices of our industry and the companies we compete with for talent, and have maintained an executive compensation program providing consistent levels and forms of compensation from year to year targeted to maintain and attract a talented executive team. Further, we believe our program supports our core compensation goals by linking a majority of executive compensation to company performance, both long-term and short-term, and provides a level of total compensation to each of our named executive officers that continues to be reasonable and appropriate.

In 2005, and most recently in January 2009, the committee engaged FPL Associates Compensation to perform a comprehensive review of our executive compensation program. The committee uses the information in these studies as a “market check” to ensure that its perceptions of market practice are accurate, but does not target specific pay levels based on these reviews. In its most recent review, FPL compared the compensation paid to our two senior executive officers in 2007 with the compensation paid by the companies in two comparative peer groups — one including private and the other including public real estate companies. FPL concluded that for 2007 total compensation (which was significantly higher than 2008 compensation, as discussed below), the company was above the median of the public peer group and between the 25th and 75th percentiles of the private peer group. The public size-based peer group consisted of the following 14 public real estate companies that historically had similar total capitalization to our company: Agree Realty Corporation, American Land Lease, Inc., AmREIT, Bluegreen Corporation, Cogdell Spencer Inc., DuPont Fabros Technology, Inc., Kite Realty Group Trust, Monmouth Real Estate Investment Corporation, Presidential Realty Corporation, Ramco-Gershenson Properties Trust, Roberts Realty Investors, Inc., Sonesta International Hotels Corporation, Thomas Properties Group, Inc. and UMH Properties, Inc. The private real estate peer group consisted of the following 11 companies, each of which either had significant land holdings or development capabilities: Flagler Development Company, Gables Residential, Hillwood Development Corporation, Industrial Developments International, Inc., Nationwide Realty Investors, The Bozzuto Group, The Carson Companies, The Woodlands, Trammell Crow Residential, Watson Land Company, and WISPARK LLC.

Other than these executive compensation reviews, FPL also conducted a competitive review of our director compensation program in 2006. FPL has not provided any other consulting services to our company.

Overview of 2008 Compensation

The total compensation for our executive officers for 2008 decreased significantly compared to compensation attributable to 2007. As discussed in more detail below, this reduction in compensation is primarily because (1) our executive officers received lower annual cash incentive payments for 2008 in response to the economic downturn, and (2) the restricted stock units granted to our chief executive officer, which grant was made in February 2009, had a lower grant date fair value because of the decline in our stock price. Further, as discussed below, our chief financial officer did not receive a restricted stock unit grant for 2008. The committee views total compensation of our named executive officers as the sum of base salary, annual bonus, and the value of the restricted stock units awarded for the year. The table below sets forth the total compensation received by our named executive officers for the years 2007 and 2008.

Grant Date
Fair Value
of Stock
	Year	Salary	Bonus	Awards(1)	Total(2)

William H. Armstrong III Chairman of the Board, President & Chief Executive Officer	2008 2007	$400,000 400,000	$300,000 500,000	$183,870 781,650	$883,870 1,681,650
John E. Baker Senior Vice President & Chief Financial Officer	2008 2007	225,000 225,000	180,000 300,000	— 318,450	405,000 843,450

(1)	The grant date fair value of the restricted stock units is based on the market value per share of our common stock as follows: for 2008, based on the $6.81 market value on February 9, 2009, and for 2007, based on the $28.95 market value on December 12, 2007.

(2)	Does not include the value of amounts reflected in “All Other Compensation” in the Summary Compensation Table presented later.

The values of base salary and bonus compensation for 2008 in the Summary Compensation Table are equivalent to the amounts reflected above. However, the amounts reflected in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table are significantly greater than the amounts reflected above for “Grant Date Fair Value of Stock Awards.” This is primarily because the Summary Compensation Table, prepared in accordance with the SEC regulations, includes equity awarded in prior years and values those equity awards for 2008 based on the amount of the related compensation expense in the company’s 2008 income statement. In addition, although the committee views the award of restricted stock units made in February 2009 as part of 2008 compensation, this grant is not reflected in the Summary Compensation Table, nor does it appear in the Grants of Plan-Based Awards table, as it was made in 2009.

Components of Executive Compensation

During 2008, the company employed two executive officers, William H. Armstrong III and John E. Baker. Our executive compensation program has traditionally included three components: base salary, annual incentive awards, and long-term incentive awards in the form of restricted stock units. For 2008, however, because of an insufficient number of shares available for grant under our existing stock incentive plan and the pending retirement of Mr. Baker, only Mr. Armstrong received a grant of restricted stock units, which grant was made in February 2009.

Base Salaries

Our philosophy is that base salaries, which provide fixed compensation, should meet the objective of attracting and retaining the executive officers needed to manage our business successfully. Actual individual salary amounts reflect the committee’s judgment with respect to each executive officer’s responsibility, performance, work experience and the individual’s historical salary level. Our goal is to allocate more compensation to the performance-dependent elements of the total compensation package, and we do not routinely provide base salary increases. Consequently, we have not increased the base salaries of our executive officers since January 1, 2006.

Annual Incentive Awards

Annual cash incentives are a variable component of compensation designed to reward our executives for maximizing annual operating and financial performance. Our executive officers and certain other employees of the company participate in our performance incentive awards program. Under the program, the annual award is established based on the participant’s level of responsibility after reviewing the company’s performance during the year and overall market conditions. We have a small group of executive officers, and the committee’s decisions regarding annual awards reflect its views as to the broad scope of responsibilities of our executive officers and its subjective assessment of each executive’s significant impact on the company’s overall success.

For 2008, the committee reviewed the company’s accomplishments and concluded that the company’s performance supported an annual cash incentive award to our executive officers. However, considering overall market conditions and the impact of those conditions on our industry, the committee elected to award cash incentive payments to our executives that were 40% below the awards made for 2007. This overall reduction was consistent with the annual cash awards made to the other participants in the performance incentive awards program.

Long-Term Incentive Awards

Six years ago, we adopted long-term incentive award guidelines to reinforce the relationship between compensation and increases in the market price of the company’s common stock and align each executive officer’s financial interests with those of the company’s stockholders. These guidelines established target levels based upon the position of each participating officer. If the committee believes the grant of long-term incentive awards is appropriate in a given year, the goal is to grant long-term incentive awards within those levels based upon a subjective assessment of corporate and individual performance.

In the past, participating officers received approximately two-thirds of their long-term incentive awards in the form of stock options and approximately one-third in the form of restricted stock units. However, because of an insufficient number of shares remaining available for grant under the company’s stock incentive plans, we have been unable to grant long-term incentive awards to our executive officers using these parameters since the grants made in December 2004. To conserve shares, grants in the intervening years have been at proportionately lower levels than suggested by the guidelines. As of May 1, 2009, there were less than 17,500 shares remaining available for future grant of equity awards to our executive officers and employees under our stock incentive plans.

For 2008, after evaluating the company’s performance and the impact of our executive officers on that performance, the shares available for grant, and each executive’s overall compensation, the committee approved a grant of 27,000 restricted stock units to our chief executive officer in February 2009. This was the same number of restricted stock units awarded for 2007, but the value was significantly lower than 2007 because of the decline in our stock price. Further, as the company announced in June 2009, Mr. Baker retired as Senior Vice President and Chief Financial Officer. Considering Mr. Baker’s pending retirement, the committee did not grant any restricted stock units to him for 2008. The restricted stock units will ratably convert into an equivalent number of shares of our common stock over a four-year period on each grant date anniversary.

Post-Employment Compensation

We maintain a retirement plan qualified under Section 401(k) of the Internal Revenue Code that is available to all qualified employees. Messrs. Armstrong and Baker participate in this retirement plan under the same terms as eligible employees. In addition, each of Messrs. Armstrong and Baker have a Change of Control agreement with the company. We believe that severance protections, when provided in the context of a change of control transaction, can play a valuable role in attracting and retaining key executive officers. The occurrence, or potential occurrence, of a change of control transaction can create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the company during a critical time when their prospects for continued employment following the transaction are often uncertain, we have elected to provide severance benefits if their employment is terminated by the company without cause or, in limited circumstances, by the executive for good reason in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the company without cause, and because we believe that in the context of a change of control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. We do not provide excise tax gross-up protections in change of control arrangements.

The benefits provided to Messrs. Armstrong and Baker in connection with a termination following a change of control are described below under “Potential Payments upon Termination or Change of Control.” We do not believe that our executive officers should be entitled to receive cash severance benefits merely because a change of control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment following a change of control (i.e. a “double trigger”). Under their respective incentive agreements, however, our executive officers would be entitled to accelerated vesting of their outstanding equity awards (stock options and restricted stock units) automatically upon a change of control of the company, whether or not the officer’s employment is terminated. This treatment of the equity awards in connection with a change of control applies to all award recipients.

Section 162(m)

Section 162(m) limits to $1 million a public company’s annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Our policy is to structure compensation that will be fully deductible where doing so will further the purposes of the company’s executive compensation programs. None of the elements of our current executive compensation program are excludable from this deduction limit, although stock options granted in prior years do qualify for the performance-based exclusion. Thus, to the extent an executive’s compensation exceeds $1 million, we may not be able to fully deduct the compensation.

Corporate Personnel Committee Report On Executive Compensation

The corporate personnel committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the corporate personnel committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Corporate Personnel Committee:

James C. Leslie, Chairman	Michael D. Madden

Executive Compensation Tables

The table below summarizes the total compensation paid to or earned by our chief executive officer and chief financial officer (collectively, the named executive officers) for the fiscal years ended December 31, 2008, 2007 and 2006. Messrs. Armstrong and Baker were the only two executive officers whom we employed during the fiscal years ended December 31, 2008, 2007 and 2006.

Summary Compensation Table

				Stock	Option	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Total

William H. Armstrong III	2008	$400,000	$300,000	$731,877	$181,678	$50,226	$1,663,781
Chairman of the Board,	2007	400,000	500,000	570,768	259,484	50,518	1,780,770
President & Chief	2006	400,000	500,000	388,980	333,922	48,226	1,671,128
Executive Officer
John E. Baker(3)	2008	225,000	180,000	40,038	64,885	32,848	542,771
Senior Vice President &	2007	225,000	300,000	741,720	90,272	31,848	1,388,840
Chief Financial Officer	2006	225,000	300,000	403,096	114,568	31,348	1,074,012

(1)	The amounts reported in the “Stock Awards” column reflect, for each named executive officer, the compensation cost recognized for restricted stock units granted in 2007, 2006 and 2004. Restricted stock unit awards are valued on the date of grant at the closing sale price per share of our common stock. See “Compensation Discussion and Analysis” for information regarding restricted stock units granted by the committee. The amounts reported in the “Option Awards” column reflect the compensation cost recognized for stock options granted to our named executive officers in 2004. For additional information relating to the assumptions made by us in calculating these amounts for awards made in 2007, refer to Notes 1 and 11 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008. For additional information relating to the assumptions made by us in calculating these amounts for awards made in 2006 and 2004, refer to Notes 1 and 6 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Consists of contributions to defined contribution plans, payments for life insurance policies, and director fees as follows:

			Life
		Plan	Insurance	Director
Name	Date	Contributions	Premiums	Fees

William H. Armstrong III	2008	$30,500	$2,726	$5,000
	2007	30,792	2,726	5,000
	2006	29,500	2,726	4,000
John E. Baker	2008	30,500	2,348	—
	2007	29,500	2,348	—
	2006	29,000	2,348	—

The amount for Mr. Armstrong also includes $12,000 for use of a company-leased car, which the company provides for business availability. Mr. Armstrong reimburses the company on a quarterly basis for monthly lease payments in excess of $1,000.

(3)	As previously announced by the company, Mr. Baker retired as Senior Vice President and Chief Financial Officer in June 2009.

Outstanding Equity Awards as of December 31, 2008

	Option Awards(1)				Stock Awards
Equity
Incentive
					Equity	Plan Awards:
					Incentive	Market
					Plan Awards:	or Payout
					Number	Value of
	Number of	Number of			of Unearned	Unearned
	Securities	Securities			Shares, Units	Shares,
	Underlying	Underlying			or Other	Units or Other
	Unexercised	Unexercised	Option	Option	Rights That	Rights That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price(2)	Date	Vested(3)	Vested(4)

William H. Armstrong III	17,500	—	$16.015	12/30/2014	58,000	$722,680
John E. Baker	6,250	—	16.015	12/30/2014	23,500	292,810

(1)	The stock options became exercisable in 25% increments over a four-year period and have a term of 10 years.

(2)	The exercise price of each outstanding stock option reflected in this table was determined by reference to (1) the average of the high and low quoted per share sale price on the grant date, or if there are no reported sales on such date, on the last preceding date on which any reported sale occurred or (2) such greater price as determined by the corporate personnel committee. In March 2007, the corporate personnel committee revised its policies going forward to provide that for purposes of our stock incentive plans, the fair market value of our common stock will be determined by reference to the closing sale price on the grant date.

(3)	Unless the award is forfeited or vesting is accelerated because of a termination of employment or change in control as described below under “Potential Payments upon Termination or Change in Control,” the restricted stock units held by the named executive officers will vest and be paid out in an equivalent number of shares of our common stock as follows:

Name	RSUs	Vesting Date

Mr. Armstrong	8,750	01/16/09
	6,750	01/24/09
	6,750	12/12/09
	8,750	01/16/10
	6,750	01/24/10
	6,750	12/12/10
	6,750	01/24/11
	6,750	12/12/11
Mr. Baker	3,500	01/16/09
	2,750	01/24/09
	2,750	12/12/09
	3,500	01/16/10
	2,750	01/24/10
	2,750	12/12/10
	2,750	01/24/11
	2,750	12/12/11

(4)	The market value of the unvested restricted stock units reflected in this table was based on the $12.46 closing market price per share of our common stock on December 31, 2008.

Option Exercises and Stock Vested During 2008

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(1)	Acquired on Vesting	on Vesting(1)

William H. Armstrong III	—	—	28,500	$618,940
John E. Baker	23,750	$374,713	11,500	249,685

(1)	For option awards, the amount realized is based on the difference between the closing market price on the date of exercise and the exercise price of each option. For stock awards, the amount realized is based on the closing sale price on the date of vesting of the restricted stock units or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Potential Payments upon Termination or Change in Control

Pursuant to the terms of our stock incentive plans and the agreements thereunder, a termination of employment under certain circumstances and a change of control will result in the vesting of outstanding stock options and restricted stock units, as described below.

Stock Options.  Upon termination of employment as a result of death, disability or retirement, the portion of any outstanding stock options that would have become exercisable within one year of such termination of employment will vest. In addition, upon a change of control of the company, all unvested stock options will vest.

Restricted Stock Units.  Upon (1) termination of employment as a result of death, disability or retirement, or termination of employment by the company without cause at the discretion of the corporate personnel committee, or (2) a change of control of the company, the executives’ outstanding restricted stock units will vest.

Change of Control Agreements.  In January 2007, we entered into change of control agreements with Messrs. Armstrong and Baker. These agreements entitle each executive to receive additional benefits in the event of the termination of his employment under certain circumstances following a change of control. Each agreement provides that if, during the three-year period following a change of control, the company or its successor terminates the executive other than by reason of death, disability or cause, or the executive voluntarily terminates his employment for good reason, the executive will receive:

•	any accrued but unpaid salary and a pro-rata bonus for the year in which he was terminated;

•	a lump-sum cash payment equal to 2.99 times the sum of (a) the executive’s base salary in effect at the time of termination and (b) the highest annual bonus awarded to the executive during the three fiscal years immediately preceding the termination date; and

•	continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date the executive accepts new employment.

The benefits provided under the agreements are in addition to the value of any options to acquire shares of our common stock, the exercisability of which is accelerated pursuant to the terms of any stock option agreement, any restricted stock units, the vesting of which is accelerated pursuant to the terms of the restricted stock unit agreement, and any other incentive or similar plan adopted by us. If any part of the payments or benefits received by the executive in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, the executive will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above, for various scenarios involving a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2008 termination date, and where applicable, using the closing price of our common stock of $12.46 (as reported on the National Association of Securities Dealers Automated Quotations as of December 31, 2008). The table does not include amounts that may be payable under our 401(k) plan.

			Restricted
		Options	Stock Units
	Lump Sum	(Unvested	(Unvested
	Severance	and	and	Health
Name	Payment	Accelerated)(1)	Accelerated)(2)	Benefits	Total

William H. Armstrong III
• Retirement, Death, Disability	n/a	n/a	$722,680	n/a	$722,680
• Termination after Change of Control(3)	$2,691,000	n/a	722,680	$23,759	3,437,439
John E. Baker
• Retirement, Death, Disability	n/a	n/a	292,810	n/a	292,810
• Termination after Change of Control(3)	1,569,750	n/a	292,810	16,945	1,879,505

(1)	Neither named executive officer held any unexerciable options as of December 31, 2008.

(2)	The value of the restricted stock units that would have vested for each named executive officer is based on the closing market price on December 31, 2008.

(3)	Pursuant to the terms of the executive’s change of control agreement, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

Certain Transactions

Our practice has been that any transaction, which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC with respect to a director or executive officer, must be reviewed and approved, or ratified, annually by the board of directors. Any such related party transactions will only be approved or ratified if the board determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company.

Audit Committee Report

The audit committee is currently composed of three directors, all of whom are independent, as defined by SEC rules and in the Nasdaq listing standards. In addition, the board has determined that each member of the audit committee, Messrs. Garrison, Leslie and Madden, is an audit committee financial expert as defined by the rules of the SEC. We operate under a written charter approved by our committee and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) performance and qualifications of the company’s external auditor and internal auditor and (4) the independence of the company’s external auditor.

We review the company’s financial reporting process on behalf of our board. The audit committee’s responsibility is to monitor this process, but the audit committee is not responsible for preparing the company’s financial statements or auditing those financial statements. Those are the responsibilities of management and the company’s independent auditor, respectively.

During 2008, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of

2002. The audit committee also reviewed and discussed with management, the internal auditor and PricewaterhouseCoopers LLP management’s report on internal control over financial reporting and PricewaterhouseCoopers LLP’s report on their audit of the company’s internal control over financial reporting, both of which are included in the company’s annual report on Form 10-K for the year ended December 31, 2008.

Appointment of Independent Auditor; Financial Statement Review

In March 2008, in accordance with our charter, our committee appointed PricewaterhouseCoopers LLP as the company’s independent auditor for 2008. We have reviewed and discussed the company’s audited financial statements for the year 2008 with management and PricewaterhouseCoopers LLP. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and PricewaterhouseCoopers LLP provided an opinion to the same effect.

We have received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with PricewaterhouseCoopers LLP their independence from the company and management. We have also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.

In addition, we have discussed with PricewaterhouseCoopers LLP the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2008, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. PricewaterhouseCoopers LLP also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for the year 2008.

Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditor. In March 2008, in accordance with our charter, our committee appointed Holtzman Moellenberg Panozzo & Perkins, LLP as the company’s internal auditor for 2008.

Dated:  September 15, 2009

Michael D. Madden, Chairman	Bruce G. Garrison	James C. Leslie

Independent Auditor

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by PricewaterhouseCoopers LLP in each of the last two fiscal years:

	2008	2007

Audit Fees	$800,440	$288,500
Audit-Related Fees(1)	390,000	—
Tax Fees(2)	—	1,250
All Other Fees	—	—

(1)	Relates to certain services related to consultations with management as to the accounting or disclosure treatment of transactions or events (primarily the company’s accounting for capitalized interest) and the actual or potential impact of final or proposed rules, standards or interpretations by any regulatory or standard setting body.

(2)	Relates to services rendered for review of federal, state and local income, franchise, and other tax returns.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of the independent auditor.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by the independent auditor. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $15,000 may be pre-approved by the Chairperson of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the Chairperson during any fiscal quarter does not exceed $30,000.

At each regularly scheduled audit committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the Chairperson since the last meeting of the committee and (2) the projected fees for each service or group of services being provided by the independent auditor. Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent auditor has been approved in advance by the audit committee, and none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

Selection of Our Independent Auditor

Our 2008 Independent Auditor.  Our board of directors and stockholders ratified the selection by our audit committee of PricewaterhouseCoopers LLP to serve as our independent auditor for 2008. In carrying out its duties in connection with the 2008 audit, PricewaterhouseCoopers LLP had unrestricted access to our audit committee to discuss audit findings and other financial matters. Representatives of PricewaterhouseCoopers LLP are not expected to be present at the annual meeting.

Selection of our 2009 Independent Auditor.  On September 23, 2009, our audit committee approved the engagement of Travis Wolff & Company LLP to serve as our independent registered public accounting firm for 2009. The process for selecting our independent auditor for 2009 was not completed in time to seek ratification by our stockholders at our 2009 annual meeting of stockholders. We intend to resume seeking stockholder ratification of the selection of our independent auditor at our 2010 annual meeting of stockholders.

STRATUS PROPERTIES INC. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders, November 5, 2009 The undersigned hereby appoints William H. Armstrong III and Kenneth N. Jones, or either of them, as proxies, with full power of substitution, to vote the shares of the undersigned in Stratus Properties Inc. at the Annual Meeting of Stockholders to be held on Thursday, November 5, 2009, at 9:30 a.m. Central Standard Time, and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter. If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE (continued on reverse side) FOLD AND DETACH HERE

Please mark your votes as indicated in X this example Your Board of Directors recommends a vote FOR Item 1 below. FOR WITHHOLD FOR AGAINST ABSTAIN Item 1 — Election of the nominees for director. Bruce G. Garrison James C. Leslie Signature(s) Dated: , 2009 You may specify your votes by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR Item 1. FOLD AND DETACH HERE STRATUS PROPERTIES INC. OFFERS STOCKHOLDERS OF RECORD TWO WAYS TO VOTE YOUR PROXY Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of voting, 24 hours a day, 7 days a week. INTERNET VOTING Visit the Internet voting website at http://www.ivselection.com/stratus09. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Standard Time on November 4, 2009. VOTING BY MAIL Simply sign and date your proxy card and return it in the postage-paid envelope to Kenneth N. Jones, General Counsel and Secretary, Stratus Properties Inc., P.O. Box 17149, Wilmington, Delaware 19885-9810. If you are voting by Internet, please do not mail your proxy card. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 5, 2009. This proxy statement and the 2008 annual report are available at http://www.proxymaterial.com/strs.